Exhibit 3.18

ARTICLES OF INCORPORATION OF K-W MARENGO INC.

ARTICLE ONE: The name of this corporation is K-W Marengo Inc.

ARTICLE TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE THREE: The name and address in the State of California of this corporation’s initial agent for service of process is:

Kent Y. Mouton, Esq.

c/o Kulik, Gottesman & Mouton, LLP

1880 Century Park East, Suite 1150

Los Angeles, California 90067

ARTICLE FOUR: This corporation is authorized to issue Ten Thousand (10.000) shares of stock.

ARTICLE FIVE: The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

Executed on September 3. 1998.

/s/ Kent Mouton
Kent Y. Mouton, Incorporator

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF K-W MARENGO INC.

Freeman A. Lyle hereby certifies that:

1. He is the president and secretary of K-W Marengo Inc.. a California corporation.

2. Article One of the articles of incorporation of this corporation is amended to read as follows: The name of this corporation is:

K-W Santiago Inc.

3. The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

4. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 1,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

DATE: February 22, 1999

/s/ Freeman Lyle
Freeman A. Lyle,
President and Secretary